SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 6, 2007

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-042968
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)	Identification No.)

100 Caspian Ave. PO Box 500
Volga, South Dakota	57071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On March 6, 2007, South Dakota Soybean Processors (referred to as “we,” “our,” or “us”) entered into a loan and guaranty agreement with the State of South Dakota Department of Transportation and Brookings County (South Dakota) Regional Railroad Authority. See Item 2.03 below, the details of which are incorporated by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2007, in connection with a loan agreement entered into with the State of South Dakota Department of Transportation, the Brookings County (South Dakota) Regional Railway Authority and us as the guarantor, we entered into a guaranty agreement with the State of South Dakota Department of Transportation. Under the loan agreement, the State of South Dakota, Department of Transportation agreed to loan the Brookings County Regional Railroad Authority a total sum of $1.81 million for purposes of making improvements to the railway infrastructure near our soybean processing facility in Volga, South Dakota. The interest rate on the loan is 4.857% per year. Principal and interest payments are due annually, with the first payment due on October 1, 2008 and the final payment due at maturity in October 2017. In consideration of this unsecured loan, we agreed to guarantee to the State of South Dakota Department of Transportation the full loan amount, plus interest. Our guaranty obligation is unconditional and without contingencies, such obligation commencing on March 6, 2007.

We plan to file the guaranty agreement, loan agreement and promissory note as an exhibit with our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: March 12, 2007	By:	/s/ Rodney Christianson
Rodney Christianson, Chief Executive Officer